UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2011 (January 12, 2011)

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EOG RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-9743 (Commission File No.)	47-0684736 (I.R.S. Employer Identification No.)

1111 Bagby, Sky Lobby 2
Houston, Texas  77002
(Address of principal executive offices) (Zip Code)

713-651-7000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On January 12, 2011, the Board of Directors (Board) of EOG Resources, Inc. (EOG) promoted William R. Thomas to the position of Senior Executive Vice President, Exploitation, effective as of February 1, 2011.  Mr. Thomas, 58, has served as Executive Vice President and General Manager of EOG’s Fort Worth, Texas office since February 2007 and, from June 2004 to February 2007, served as Senior Vice President and General Manager of EOG’s Fort Worth, Texas office.

In connection with the promotion, EOG entered into an employment agreement with Mr. Thomas, effective as of February 1, 2011, with terms substantially similar to EOG’s other employment agreements currently in effect.  Under the terms of the employment agreement, Mr. Thomas will receive a minimum annual base salary of $500,000 and a target annual bonus of 90% of his annual base salary under the EOG Resources, Inc. Amended and Restated Executive Officer Annual Bonus Plan (or such other bonus plan as may be established from time to time by EOG for similarly situated EOG executive officers).  The bonus may be delivered in cash and/or equity awards, as determined by the Compensation Committee of the Board.  As a long-term incentive, Mr. Thomas is also eligible to receive grants under the EOG Resources, Inc. 2008 Omnibus Equity Compensation Plan, as amended (Plan), or such other equity compensation plans established from time to time by EOG, consistent with similarly situated EOG executive officers.  After May 31, 2012, Mr. Thomas’s employment agreement will be automatically renewed annually for successive one-year terms unless EOG or Mr. Thomas provides a 120-day notice of intent not to renew.  In the event Mr. Thomas’s employment agreement is not renewed pursuant to such notice and he remains employed by EOG beyond the expiration of the term of the employment agreement (including any renewals), Mr. Thomas’s employment shall convert to a month-to-month relationship terminable at any time by either EOG or Mr. Thomas for any reason.

The employment agreement also subjects Mr. Thomas to certain confidentiality and non-competition obligations that are substantially similar to those set forth in EOG’s other employment agreements currently in effect.  As an inducement to enter into the employment agreement, EOG granted Mr. Thomas 12,500 restricted stock units, with five-year “cliff” vesting from the date of grant, under the Plan.

EOG also entered into a change of control agreement with Mr. Thomas, effective as of January 12, 2011, with terms substantially similar to EOG’s other change of control agreements currently in effect.  Under the terms of the change of control agreement, if Mr. Thomas’s employment is terminated (i) by EOG for any reason other than for cause (as defined in the agreement) or by Mr. Thomas for good reason (as defined in the agreement), within two years after a change of control (as defined in the agreement) of EOG, or (ii) by Mr. Thomas for any reason during the 30-day period beginning six months after a change of control of EOG, then Mr. Thomas will receive the following:

•	his annual base salary and compensation for earned but unused vacation time accrued through the termination date but not previously paid;
•
a severance benefit of 2.99 times his annual base salary plus two times his target annual bonus, each as in effect immediately prior to the change of control or, if increased, immediately prior to the termination date, whichever is greater;

•
the contributions under the EOG Resources, Inc. Money Purchase Pension Plan, as amended, and matching amounts under the EOG Resources, Inc. Savings Plan, as amended (Savings Plan), that would have been made if Mr. Thomas had continued to be employed for three years following the date of termination and, in the case of the Savings Plan matching amounts, assuming that Mr. Thomas had continued to contribute to the Savings Plan during such three-year period at his then-current contribution level;

•	up to three years of uninterrupted participation in EOG’s medical and dental plans from time to time then in effect;
•	an additional three years of age and service credits for eligibility in EOG’s retiree medical coverage;
•	outplacement services, not to exceed $50,000; and
•
reimbursement for any excise tax, interest and penalties incurred if payments or benefits received due to a change of control would be subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended.

If Mr. Thomas’s employment is terminated within two years after a change of control of EOG (i) by EOG for cause, (ii) by Mr. Thomas for other than good reason or (iii) as a result of Mr. Thomas’s death, disability or retirement, then he will be entitled only to his annual base salary and any other compensation and benefits earned and payable through the termination date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EOG RESOURCES, INC. (Registrant)

Date: January 18, 2011	By:	/s/ TIMOTHY K. DRIGGERS Timothy K. Driggers Vice President and Chief Financial Officer (Principal Financial Officer and Duly Authorized Officer)